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NEWS RELEASE

                                                                        CONTACT:
                                                                  John Greenagel
                                                        Corporate Communications
                                                                  (408) 749-3310

                                                                    Toni Beckham
                                                              Investor Relations
                                                                  (408) 749-3127



              AMD SAYS FIRST-QUARTER SALES WILL EXCEED $1 BILLION


     TOKYO, JAPAN -- April 5, 2000 -- Speaking at a news conference in Tokyo, Japan, observing the 25th anniversary of AMD-Japan, Ltd., AMD Chairman and Chief Executive Officer W.J. Sanders III said today he expects that the company will report record sales in excess of $1 billion for its first quarter, which ended April 2, 2000.

     Based on strong sales growth from all its product groups, Sanders said he expects AMD will report revenue growth in the range of 10 percent over the immediate-prior quarter to more than $1.06 billion when it announces results on Wednesday, April 12. Both Flash memory and PC processors, led by the award-winning AMD Athlon(TM) processor, reached new records in units and revenues. Sanders said the company achieved its publicly stated goal of selling at least
1.2 million AMD Athlon processors during the quarter.

     "We believe we continued to gain unit share worldwide last quarter in the PC processor segment," said Sanders. "Our PC processor unit market share in Japan, at more than 20 percent, is somewhat higher than our worldwide share, reflecting our participation in all segments of the Japanese market - consumer, commercial, and mobile."

     AMD reported record sales of $968.7 million and earnings of $0.43 per diluted share for the immediate-prior quarter, which ended December 26, 1999.
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Cautionary Statement

     This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. We urge investors to review in detail the risks and uncertainties in the company's Securities and Exchange Commission filings, including but not limited to the report on Form 10-Q for the quarter ended September 26, 1999. There can be no assurance that demand for the company's products will continue at current or greater levels, or that the company will continue to grow revenues or market share.

About AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces microprocessors, flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE: AMD).

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                                                      ------------------

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